EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARIES OF PAYCHEX, INC. AS OF MAY 31, 2019

Name of Subsidiaries	Jurisdiction of Incorporation

CSM, Inc.	Tennessee
DHR Insurance Services, LLC	Delaware
DHR Services Holdings, LLC	Delaware
Employer Solutions Group, Inc.	Utah
Employers Insurance Group LLC	New Mexico
ESG Consulting II, LLC	Utah
ESG PEO, Inc.	Utah
Fortune Industries Inc.	Delaware
Gordian Capital Holdings, Inc.	Delaware
Oasis Acquisition, Inc.	Delaware
Oasis AHR II, Inc.	Iowa
Oasis AHR PL, LLC	Colorado
Oasis DHR, LLC	Delaware
Oasis Outsourcing Acquisition Corporation	Delaware
Oasis Outsourcing Contract III, Inc.	Florida
Oasis Outsourcing Holdings, LLC	Delaware
Oasis Outsourcing TX, Inc.	Florida
Oasis Outsourcing V, Inc.	Florida
Oasis Outsourcing, Inc.	Florida
Paychex Holdings, LLC	New York
Paychex Investment LLC	Delaware
Paychex Management LLC	Delaware
Paychex North America Inc.	Delaware
Paychex of New York LLC	Delaware
PXC, Inc.	New York
WRI Acquisition, LLC	Delaware

Certain subsidiaries, which considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, per Regulation S-X, Article 1, as of May 31, 2019, have been omitted from this exhibit.